Exhibit 99.1

Oxford Immunotec Reports Third Quarter 2020 Financial Results

●	Third quarter revenue of $19.4 million, above guidance of range of $18 - $19 million
o	Asia-Pacific region returns to growth and sets a new quarterly sales record for the region
o	Europe & rest of world and U.S. regions recover strongly from low point in the second quarter
●	Gross Margin of 76.4% representing a 340 basis point increase from the third quarter of 2019
●	Delivered Adjusted EBITDA of $1.7 million

OXFORD, United Kingdom and MARLBOROUGH, Mass., November 3, 2020 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD) (the “Company”), a global diagnostics company, today announced third quarter 2020 financial results.

“Our TB revenues rebounded significantly across all geographies in the third quarter and we expect the business to return to year-over-year growth in the fourth quarter” said Dr. Peter Wrighton-Smith, Chief Executive Officer. He continued “Additionally, we have increased confidence in the role our T-SPOT® T cell detection technology can play in SARS-CoV-2; and are now advancing IVD test development towards a submission to the US and European regulatory authorities.”

Revenues, broken out by geographic location, were as follows, in millions:

	Three Months Ended September 30, 2020
			Percent Change
	2020	2019	As Reported	Constant Currency (1)

United States	$4.4	$5.7	(23)%	(23)%
Europe & ROW	1.7	2.7	(37)%	(40)%
Asia	13.3	12.8	4%	3%
Total Revenue	$19.4	$21.2	(8)%	(9)%

(1) Constant currency basis is a non-GAAP financial measure. Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations. This non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, limiting its usefulness for comparison purposes. Moreover, presentation of revenue on a constant currency basis is provided for year-over-year comparison purposes, and investors should be cautioned that the effect of changing foreign currency exchange rates has an actual effect on our operating results.

Third Quarter 2020 Financial Results

Revenue for the third quarter of 2020 was $19.4 million, representing an 8% decrease from third quarter 2019 revenue of $21.2 million. On a constant currency basis, revenue decreased 9% versus the prior year period.

United States revenue was $4.4 million in the third quarter of 2020, representing a 23% decrease from revenue of $5.7 million in the prior year period. The decrease was driven by the impact of COVID-19 on testing volumes, although volumes continue to recover. Testing volumes increased sequentially from August to September and overall revenue in the third quarter increased $3.2 million from the second quarter.

Europe & rest of world, or Europe & ROW, revenue was $1.7 million in the third quarter of 2020, representing a 37% decrease compared to the third quarter of 2019. On a constant currency basis, Europe & ROW decreased 40% versus the third quarter of 2019. The decrease was driven by the impact of COVID-19 on testing volumes, although revenues improved sequentially from the second quarter by nearly $700,000.

Asia revenue was $13.3 million in the third quarter of 2020, representing an increase of 4% compared to 2019 third quarter revenue of $12.8 million, and a new record for revenues for this region. On a constant currency basis, Asia revenue increased 3% versus the third quarter of 2019. The increase was driven by both a recovery in volume, closer to the pre-COVID-19 levels across the region, and better price performance. Sequentially, revenue increased by $9.7 million versus the second quarter.

Gross profit for the third quarter of 2020 was $14.9 million, a decrease of $630,000 from gross profit of $15.5 million in the same period of 2019. Gross margin was 76.4%, an increase of 340 basis points from gross margin of 73.0% in the third quarter of 2019.

Operating expenses were $14.6 million in the third quarter of 2020, a decrease of $783,000 compared to $15.4 million in the third quarter of 2019.

Net loss for the third quarter of 2020 was $149,000, or $0.01 per share on both a basic and diluted basis, compared to net income of $717,000, or $0.03 per share on both a basic and diluted basis, in the third quarter of 2019.

EBITDA for the third quarter of 2020 was $507,000 compared to $956,000 in the third quarter of 2019. Adjusted EBITDA was $1.7 million for the third quarter of 2020 compared to $1.9 million in the same period in 2019. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Business Outlook

We expect fourth quarter revenues to be between $19.0 to $20.0 million, assuming that testing volumes continue to recover from the impact of COVID-19 during the remainder of 2020.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, November 3, 2020 at 8:00 a.m. Eastern Daylight Time to discuss its third quarter 2020 financial results and to give a general business update. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 1346474 approximately 15 minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company. We bring energy and invention to a world in need of diagnostic truth. We are uniquely placed as the only company in the world offering regulated ELISPOT assays for T cell measurement, with approval around the globe. Our leading product, the T-SPOT.TB test, is used for diagnosing infection with Tuberculosis, or TB, the world’s largest cause of death from infectious disease. The Company is an experienced manufacturer of IVD tests, operating under a fully audited Quality Management System, ensuring rigorous batch control. The Company has manufactured in excess of 20 million clinical T cell tests for TB infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Limited.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of applicable U.S. and U.K. laws and regulations, including under the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained herein which do not describe historical or current facts, including statements about Oxford Immunotec’s plans to ensure that when the COVID-19 disruption eases, Oxford Immunotec is best positioned to meet the needs of the TB market and drive long-term growth and statements regarding uncertainties around the impact of COVID-19 on Oxford Immunotec’s revenues and results of operations, constitute forward-looking statements. Any forward-looking statements are based on our management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks that the COVID-19 pandemic may disrupt the Company’s business and the global healthcare system more severely than anticipated, as well as those other risks described in Oxford Immunotec’s filings with the U.S. Securities and Exchange Commission (the “Commission”), including the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and in any other reports it subsequently files with the Commission, including any other Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Oxford Immunotec’s filings with the Commission are available for free by visiting the investor section of our website, www.oxfordimmunotec.com, or the Commission’s website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. Investors should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. Oxford Immunotec does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media and Investor Inquiries:

Matt McLaughlin

Chief Financial Officer

Oxford Immunotec

Tel: +1 (508) 573-9953

mtmclaughlin@oxfordimmunotec.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2020	2019	2020	2019
Revenue	$19,436	$21,219	$39,182	$55,596
Cost of revenue	4,578	5,731	10,352	15,359
Gross profit	14,858	15,488	28,830	40,237
Operating expenses:
Research and development	2,612	1,631	7,731	6,044
Sales and marketing	6,570	7,405	19,258	21,169
General and administrative	5,401	5,531	17,983	16,230
Settlement expense	—	799	—	1,002
Total operating expenses	14,583	15,366	44,972	44,445
Operating income (loss) from continuing operations	275	122	(16,142)	(4,208)
Other income (expense):
Interest income	65	1,064	770	3,426
Foreign exchange gains (losses)	(300)	360	539	(233)
Other income	18	23	50	65
Income (loss) from continuing operations before income taxes	58	1,569	(14,783)	(950)
Income tax benefit (expense) from continuing operations	(157)	(383)	(230)	1,230
Income (loss) from continuing operations	(99)	1,186	(15,013)	280
Discontinued operations:
Income (loss) from discontinued operations before income taxes	—	(469)	147	(469)
Income tax expense from discontinued operations	(50)	—	(995)	—
Loss from discontinued operations	(50)	(469)	(848)	(469)
Net income (loss)	$(149)	$717	$(15,861)	$(189)
Net income (loss) per ordinary share—basic:
Income (loss) from continuing operations	$—	$0.04	$(0.58)	$0.01
Loss from discontinued operations	—	(0.02)	(0.03)	(0.02)
Net income (loss)	$(0.01)	$0.03	$(0.61)	$(0.01)
Net income (loss) per ordinary share—diluted:
Income (loss) from continuing operations	$—	$0.04	$(0.58)	$0.01
Loss from discontinued operations	—	(0.02)	(0.03)	(0.02)
Net income (loss)	$(0.01)	$0.03	$(0.61)	$(0.01)
Weighted-average shares used to compute net income (loss) per ordinary share—basic	25,898,067	26,751,083	25,975,250	26,631,704
Weighted-average shares used to compute net income (loss) per ordinary share—diluted	25,898,067	26,936,541	25,975,250	26,904,481

Reconciliation of net income (loss) to Adjusted EBITDA (1)

(unaudited)

The below table presents a reconciliation of net income (loss), the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$(149)	$717	$(15,861)	$(189)
Loss from discontinued operations	(50)	(469)	(848)	(469)
Income (loss) from continuing operations	(99)	1,186	(15,013)	280
Income tax (benefit) expense	157	383	230	(1,230)
Interest income, net	(65)	(1,064)	(770)	(3,426)
Depreciation and amortization expense	514	451	1,440	1,351
EBITDA	507	956	(14,113)	(3,025)

Reconciling items:
Share-based compensation expense	1,100	983	2,667	2,674
Unrealized exchange (gains) losses	140	(806)	(917)	(1,037)
Settlement expense	—	799	—	1,002
Adjusted EBITDA	$1,747	$1,932	$(12,363)	$(386)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net income (loss), adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	September 30,	December 31,
(in thousands, except share and per share data)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$160,621	$181,270
Accounts receivable, net	10,866	13,669
Other receivables	184	4,660
Inventory, net	13,099	11,096
Prepaid expenses and other assets	3,602	5,186
Total current assets	188,372	215,881
Restricted cash	100	100
Property and equipment, net	10,176	7,095
Lease right-of-use assets	7,317	7,443
Goodwill	2,483	2,483
Other intangible assets, net	70	87
Deferred tax asset	1,923	2,163
Other assets	59	—
Total assets	$210,500	$235,252

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,371	$2,420
Accrued liabilities	7,916	10,396
Current portion of lease liability	1,487	984
Deferred income	27	19
Total current liabilities	11,801	13,819
Long-term portion of lease liability	7,190	7,710
Other liabilities	250	32
Total liabilities	19,241	21,561

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 39,068,071 and 39,824,703 shares authorized at September 30, 2020 and December 31, 2019, respectively, and 25,961,817 and 26,419,961 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	272	276
Additional paid-in capital	301,347	304,909
Accumulated deficit	(101,484)	(84,033)
Accumulated other comprehensive loss	(8,876)	(7,461)
Total shareholders’ equity	191,259	213,691
Total liabilities and shareholders’ equity	$210,500	$235,252